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                                                                    Exhibit 1(b)

g    Capital Brokerage Corporation

     ----------------------------------

     6630 West Broad Street
     Post Office Box 26266
     Richmond, VA 23261

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BROKER-DEALER SALES AGREEMENT


Name of Broker-Dealer:                          Address of Broker-Dealer:




________________________________________________________________________________

This Agreement is made this ____ day of __________, 2000 by and between Capital Brokerage Corporation, a Washington corporation with its principal office as listed above ("Capital Brokerage"), and ____________________, a____________________ corporation with its principal office as listed above ("Broker-Dealer").

In consideration of the mutual benefits to be derived and intending to be legally bound the parties hereby agree to the following terms and conditions:

SECTION I - DEFINITIONS

1.1 GE Life and Annuity Company ("GE Life & Annuity"), a Virginia corporation, and GE Capital Life Assurance Company of New York ("GE Capital Life") a New York corporation, which have developed certain variable life insurance policies, variable annuity contracts and registered modified guaranteed annuity contracts (listed in Schedule A, which is attached hereto and made part of this Agreement) registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "1933 Act").

1.2 Capital Brokerage is a Broker-Dealer registered as such under the Securities Exchange Act of 1934 (the "1934 Act") and a member of the National Association of Securities Dealers, Inc. ("NASD"). GE Life & Annuity and GE Capital Life have appointed Capital Brokerage as principal underwriter for the Policies and Annuities.

1.3 Broker-Dealer is registered as a Broker-Dealer under the 1934 Act, is a member of the NASD and properly licensed and appointed to promote, offer and sell the Policies and Annuities.

1.4 Registered Representatives are NASD registered individuals either employed by or associated with the Broker-Dealer, or duly licensed through an affiliated company of Broker-Dealer, and whom Broker-Dealer wishes to have appointed by GE Life & Annuity and/or GE Capital Life to sell Policies and Annuities ("Registered Representatives").

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2.   REPRESENTATIONS AND WARRANTIES OF CAPITAL BROKERAGE

2.1  Capital Brokerage represents and warrants that:

     a. it has full power and authority to enter into this Agreement and that it has all appropriate licenses to carry on its business and to market the Policies and the Annuities;

     b. the 1933 Act Registration Statements pertaining to the Policies and the Annuities filed with the SEC have been declared effective;

     c. the 1933 Act Registration Statements pertaining to the Policies and the Annuities comply or will comply in all material respects with the provisions of the 1933 Act, the 1934 Act, the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations of the SEC; and

     d. the 1933 Act Registration Statements do not contain an untrue statement of a material fact or fail to state a material fact required to be stated.

2.2 Section 2.1c. shall not apply to statements made in or omissions from Registration Statements and any related materials, which statements or omissions were made in reliance upon written statements furnished by Broker-Dealer.

2.3 Capital Brokerage represents and warrants that it, or an affiliate of Capital Brokerage, will use its best efforts to obtain insurance licenses and appointments to allow Registered Representatives to sell the Policies or the Annuities provided Broker-Dealer cooperates in obtaining such licenses.

3.   REPRESENTATIONS OF BROKER-DEALER

3.1 Broker-Dealer represents and warrants that it has full power and authority to enter into this Agreement and that it has all appropriate licenses and or registrations to carry on its business and to market the Policies and the Annuities directly or through another subsidiary or affiliate that is properly licensed to sell insurance products.

3.2 Broker-Dealer represents and warrants that it is registered as a Broker-Dealer under the 1934 Act, is a member in good standing of the NASD, is bonded as required by all applicable laws and regulations, and that it, or a subsidiary or affiliate, has all insurance licenses required by the states in which the Broker-Dealer intends to market the Policies and the Annuities.

3.3 Broker-Dealer represents and warrants that all individuals recommended for licensing and appointment to sell the Policies and Annuities will be Registered Representatives who are appropriately registered with the NASD and who possess or can obtain all required insurance licenses.

3.4  Broker-Dealer further represents and warrants that:

     a. it made or will make a thorough and diligent inquiry and investigation relative to each Registered Representative it seeks to have appointed to sell the Policies and Annuities including an investigation of the Registered Representative's identity and business reputation;

     b. all Registered Representatives are or will be personally known to Broker-Dealer, are of good moral character, reliable, financially responsible and worthy of an insurance license;

     c. all examinations, training, and continuing educational requirements have been or will be met for the NASD and the specific state(s) in which Registered Representative is requesting an insurance license;

     d. if Registered Representative is required to submit to GE Life & Annuity and/or GE Capital Life a picture or a signature in conjunction with an application for an insurance license, that any such items forwarded to GE Life & Annuity and/or GE Capital Life will be those of Registered Representative

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          and any evidence of a securities registration forwarded to GE Life &
          Annuity and/or GE Capital Life will be a true copy of the original;

     e. no Registered Representatives will apply for insurance licenses with GE Life & Annuity and/or GE Capital Life in order to place insurance on their life or property, the lives or property of their relatives, or property or lives of their associates;

     f. each Registered Representative will receive close and adequate supervision consistent with the requirements of the NASD, and Broker-Dealer will review, when necessary, any Policies or Annuities written by Registered Representative;

     g. Broker-Dealer will be responsible for all acts and omissions of its Registered Representatives within the scope of their appointment with GE Life & Annuity and/or GE Capital Life or as Registered Representatives;

     h. Broker-Dealer will not permit its Registered Representatives to act as insurance agents until properly trained (including training in the Policies and Annuities), licensed and appointed nor will Broker-Dealer pay compensation to any Registered Representative not properly licensed and appointed to sell the Policies and Annuities;

     i. Broker-Dealer will immediately notify Capital Brokerage and GE Life & Annuity and/or GE Capital Life of any change in the NASD registration or insurance licensing status of any Registered Representative and will maintain a list of all Registered Representatives authorized to sell the Policies or the Annuities;

     j. Broker-Dealer agrees to indemnify, defend and hold GE Life & Annuity, GE Capital Life, and Capital Brokerage harmless against any losses, claims, damages, liabilities or expenses, including reasonable attorneys fees, to which Capital Brokerage, GE Life & Annuity, or GE Capital Life may be liable to the extent that the losses, claims, damages, liabilities or expenses, including reasonable attorneys fees, arise out of allegations that Broker-Dealer did not have the right or authority to make discretionary purchases or to make or change a client's asset allocation; and

     k. Broker-Dealer, in the conduct of its business selling Policies and the Annuities, shall observe high standards of commercial honor and just and equitable principles of trade consistent with the Conduct Rules of the NASD.

4.   SALE OF POLICIES AND ANNUITIES

4.1  Soliciting Applications.

     a. Broker-Dealer is hereby authorized by Capital Brokerage to solicit applications for the purchase of Policies and Annuities through its Registered Representatives in states where the Broker-Dealer and its Registered Representatives are appropriately licensed and appointed. This authorization is non-exclusive and is limited to the states in which Policies and Annuities have been approved for sale.

     b. Broker-Dealer shall have no authority on behalf of Capital Brokerage, GE Life & Annuity, or GE Capital Life to:

          (1)  make, alter or discharge any contract;

          (2) waive or modify any terms, conditions or limitations of any Policy or Annuity;

          (3) extend the time for payment of any premiums, bind GE Life & Annuity or GE Capital Life to the reinstatement of any terminated Policy, or accept notes for payment of premiums;

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          (4)  adjust or settle any claim or commit GE Life & Annuity or GE
               Capital Life with respect thereto;

          (5) incur any indebtedness or liability, or expend or contract for the expenditure of funds; or

          (6) enter into legal proceedings in connection with any matter pertaining to Capital Brokerage's, GE Life & Annuity's, or GE Capital Life's business without the prior consent of Capital Brokerage, GE Life & Annuity, or GE Capital Life, unless Broker-Dealer is named as a party to the proceedings.

     c. Broker-Dealer acknowledges that only applications bearing the signature of a Registered Representative who is on the list of properly licensed Registered Representatives provided by Broker-Dealer, according to this Agreement, will be processed by GE Life & Annuity or GE Capital Life.

4.2  Suitability.

     a. Capital Brokerage wishes to ensure that the Policies and Annuities solicited by Broker-Dealer through Registered Representatives will be issued to persons for whom they will be suitable.

     b. Broker-Dealer shall take reasonable steps to ensure that none of its Registered Representatives makes recommendations to any applicant to purchase a Policy or Annuity in the absence of reasonable grounds to believe that the purchase is suitable for the applicant under the NASD Conduct Rules regarding Recommendations to Customers.

     c. A determination of suitability for the purchase of a Policy or Annuity shall include, but not be limited to, a reasonable inquiry of each applicant concerning the applicant's financial status, tax status, and insurance and investment objectives and needs.

4.3  Delivery of Prospectus(es) by Broker-Dealer.

     a. The current Prospectus(es), the Statement(s) of Additional Information where required by law, and all Supplements relating to the Policies and the Annuities shall be delivered by Broker-Dealer to every applicant seeking to purchase a Policy or Annuity prior to the completion of an application.

     b. Broker-Dealer shall not give any information or make any representations concerning the Policies or the Annuities, GE Life & Annuity, GE Capital Life, or Capital Brokerage unless the information or representations are contained in the current Prospectus(es) or are contained in sales literature or advertisements approved in writing by the NASD, GE Life & Annuity and/or GE Capital Life, and Capital Brokerage.

4.4  Issuance of Policies or Annuities.

     a. GE Life & Annuity or GE Capital Life, at their sole discretion, will determine whether to issue a Policy or an Annuity.

     b.   Once a Policy or Annuity has been issued:

          (1) GE Life & Annuity or GE Capital Life will mail it promptly, accompanied by any required notice of withdrawal rights and any additional required documents to the individual or entity designated by the Broker-Dealer;

          (2) GE Life & Annuity or GE Capital Life will confirm to the owner, with a copy to Broker-Dealer, the allocation of the initial premium under the Policy or the Annuity; and

          (3) GE Life & Annuity or GE Capital Life will also notify the owner of the name of the Broker-Dealer through whom the Policy or the Annuity was solicited.

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     4.5  GE Life & Annuity or GE Capital Life will administer all Policies and
          Annuities issued according to the terms and conditions set forth in the Policy or Annuity.

     4.6 GE Life & Annuity or GE Capital Life, at its own expense, will furnish to Broker-Dealer, in reasonably sufficient quantities, the following materials:

          a. The current Prospectus(es) for the Policies and Annuities and any underlying mutual funds;

          b. Any Prospectus Supplement for the Policies and Annuities and any underlying mutual funds, including any Statement(s) of Additional Information if requested by client or required by law;

          c. Advertising materials and sales literature approved for use by GE Life & Annuity and/or GE Capital Life; and

          d.   Applications for Policies and Annuities.

     4.7  Money due GE Life & Annuity, GE Capital Life or Capital Brokerage.

          a. All money payable in connection with the Policies or the Annuities whether as premium or otherwise is the property of the appropriate insurer, either GE Life & Annuity or GE Capital Life.

          b. Money due GE Life & Annuity or GE Capital Life and received by the Broker-Dealer under this Agreement shall be held in a fiduciary capacity and shall be transmitted immediately to either GE Life & Annuity or GE Capital Life in accordance with the administrative procedures of GE Life & Annuity or GE Capital Life.

          c. Unless express prior written consent to the contrary is given to Broker-Dealer by either GE Life & Annuity or GE Capital Life, money due GE Life & Annuity or GE Capital Life shall be forwarded without any deduction or offset for any reason, including by example, but not limitation, any deduction or offset for compensation claimed by Broker-Dealer.

          d. Unless express prior written consent to the contrary is given to Broker-Dealer by GE Life & Annuity or GE Capital Life, checks or money orders in payment for Policies or Annuities, shall be drawn to the order of "GE Life and Annuity Assurance Company" or "GE Capital Life Assurance Company of New York".

          e. Checks drawn by or money orders purchased by the Registered Representative will not be accepted by GE Life & Annuity, GE Capital Life, or Capital Brokerage.

     5.   INDEMNIFICATION

     5.1 Capital Brokerage agrees to indemnify and hold harmless Broker-Dealer against any losses, claims, damages, liabilities or expenses, including reasonable attorneys fees, to which Broker-Dealer and any affiliate, parent, officer, director, employee or agent may be liable to the extent that the losses, claims, damages, liabilities or expenses, including reasonable attorneys fees, arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of material fact contained in the 1933 Act Registration Statement covering the Policies or the Annuities or in the Prospectuses for the Policies or the Annuities or in any written information or sales materials authorized and furnished to Broker-Dealer by Capital Brokerage, GE Life & Annuity, or GE Capital Life.

     5.2 Capital Brokerage will not be liable to the extent that such loss, claim, damage, liability or expense, including reasonable attorneys' fees, arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information provided by Broker-Dealer and/or any affiliate, parent, officer, director, employee or agent, including, without limitation, negative responses to inquiries furnished to Capital Brokerage, GE Life & Annuity, or GE Capital Life by or on behalf of Broker-

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          Dealer, specifically for use in the preparation of the 1933 Act
          Registration Statement covering the Policies or the Annuities or in any related Prospectuses.

     5.3 Broker-Dealer agrees to indemnify and hold harmless Capital Brokerage, GE Life & Annuity, and GE Capital Life, against any losses, claims, damages, liabilities or expenses, including reasonable attorney's fees, to which Capital Brokerage, GE Life & Annuity, GE Capital Life, and any affiliate, parent, officer, director, employee or agent may be liable to the extent that the losses, claims, damages, liabilities or expenses, including reasonable attorneys fees, arise out of or are based upon:

          a. Any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material contained in the Registration Statement covering the Policies or the Annuities or related Prospectuses but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission is made in reliance upon information, including, without limitation, negative responses to inquiries, furnished to Capital Brokerage, GE Life & Annuity, or GE Capital Life by or on behalf of Broker-Dealer specifically for use in the preparation of the 1933 Act Registration Statement covering the Policies or the Annuities or in any related Prospectuses;

          b. Any unauthorized use of advertising materials or sales literature or any verbal or written misrepresentations or any unlawful sales practices concerning the Policies or the Annuities by Broker-Dealer, its Registered Representatives or its affiliates; and

          c. Claims by Registered Representatives or employees of Broker-Dealer for commissions or other compensation or remuneration of any type.

     5.4 The party seeking indemnification agrees to notify the indemnifying party within a reasonable time of receipt of a claim or demand. In the case of a lawsuit, the party seeking indemnification must notify the indemnifying party within ten (10) calendar days of receipt of written notification that a lawsuit has been filed.

     5.5 Broker-Dealer agrees that GE Life & Annuity, GE Capital Life or Capital Brokerage may negotiate, settle and or pay any claim or demand against them which arises from:

          a. any wrongful act or transaction of Broker-Dealer or its Registered Representatives. Wrongful act or transaction includes, but is not limited to, fraud, misrepresentation, deceptive practices, negligence, errors or omissions;

          b.   the breach of any provision of this Agreement; or

          c. the violation or alleged violation of any insurance or securities laws.

          Upon sufficient proof that the claim or demand arose from the occurrences listed above, Capital Brokerage, GE Life & Annuity, or GE Capital Life may request reimbursement for any amount paid plus any reasonable expenses incurred in investigating, defending against and/or settling the claim or demand.

     5.6 Broker-Dealer shall immediately notify Capital Brokerage, and the appropriate insurer, either GE Life & Annuity or GE Capital Life, in writing of any complaint or grievance relating to the Policies or the Annuities, including, but not limited to any complaint or grievance arising out of or based on advertising or sales literature approved by GE Life & Annuity or GE Capital Life or the marketing or sale of the Policies or Annuities.

     5.7 Broker-Dealer shall promptly furnish all relative, non-privileged written materials requested by Capital Brokerage, GE Life & Annuity or GE Capital Life in connection with the investigation of any such complaint and will provide reasonable cooperation in the investigation. GE Life & Annuity, GE Capital Life or Capital Brokerage will notify in a timely manner the Broker-Dealer of any complaint.

     5.8 Broker-Dealer shall immediately notify Capital Brokerage and the appropriate insurer, either GE Life & Annuity or GE Capital Life, in writing of any state, federal, or self regulatory organization investigation or

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          examination regarding the marketing and sales practices relating to the Policies or Annuities or any pending or threatened litigation regarding the marketing and sales practices relating to the Policies or Annuities.

     6.   TERMINATION

     6.1 This Agreement may be terminated by either Capital Brokerage or Broker-Dealer at any time, for any reason, upon thirty (30) calendar days advance written notice delivered to the other party under the terms of Section 10.10 of this Agreement. Unless terminated as provided in Section 6.2(s) or (c) below, Capital Brokerage will continue to provide contract information to the Broker-Dealer and/or its insurance affiliate on all contracts issued under this agreement unless a change of dealer has been requested by the owner.

     6.2  This Agreement will terminate immediately:

          a. If the Broker-Dealer is dissolved, liquidated, or otherwise ceases business operations;

          b. If the Broker-Dealer fails, in Capital Brokerage's sole judgment, to comply with any of its material obligations under this Agreement;

          c. If the Broker-Dealer ceases to be registered under the 1934 Act or a member in good standing of the NASD; or

          d. In the event one party assigns or transfers its rights or liabilities under this Agreement to any third party without the prior written consent of the other party.

     6.3  The following provisions of the Agreement shall survive termination:

          a.   Section One - Definitions

          b.   Section Two - Representations

          c.   Section Five - Indemnification

          d.   Section Nine - Recordkeeping

          e.   Section Ten - General Provisions, Sub-Section 10 - Notices

     7.   COMPENSATION

     7.1 Unless otherwise expressly agreed to in writing by the parties, no compensation shall be payable to Broker-Dealer for its services under this Agreement. All compensation payable with respect to sales of the Policies and the Annuities by Broker-Dealer shall be paid in accordance with the terms of the General Agent Agreement in effect between GE Life & Annuity and/or GE Capital Life and Broker-Dealer, or a duly licensed subsidiary or affiliate thereof.

     8.   ADVERTISEMENTS

     8.1 Broker-Dealer shall not use any advertisements or sales literature for the Policies or the Annuities or any advertisements or sales literature referencing GE Life & Annuity, GE Capital Life or Capital Brokerage without prior written approval of GE Life & Annuity, GE Capital Life or Capital Brokerage. This includes brochures, letters, illustrations, training materials, materials prepared for oral presentations and all other similar materials.

     9.   RECORDKEEPING

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     9.1    Each party agrees to keep all records required by federal and state laws, to maintain its books, accounts, and records so as to clearly and accurately disclose the precise nature and details of transactions, and to assist one another in the timely preparation of records.

     9.2 Each party grants to the other and/or its representatives the right and power at reasonable times to inspect, check, make extracts from, and audit each of its books, accounts and records as they relate to this Agreement, including, but not limited to advertisements and sales materials, for the purpose of verifying adherence to each of the provisions of this Agreement.

     10.    GENERAL PROVISIONS

     10.1 Effective. This Agreement shall be effective upon execution by both parties and will remain in effect unless terminated as provided in Section Six.

     10.2 Assignment. This Agreement may not be assigned or transferred to any third party by either Capital Brokerage or Broker-Dealer without the other party's prior written consent.

     10.3 Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia.

     10.4 Severability. If any provision of this Agreement shall be held or rendered invalid by a court decision, state or federal statute, administrative rule or otherwise, the remainder of this Agreement shall not be rendered invalid.

     10.5 Complete Agreement. The parties declare that, other than the General Agent's Agreement between Broker-Dealer (or its affiliated insurance agency) and GE Life & Annuity and/or GE Capital Life (or its affiliated marketing company) there are no oral or other agreements or understandings between them affecting this Agreement or relating to the offer or sale of the Policies or the Annuities and that this constitutes the entire Agreement between the parties.

     10.6 Waiver. Forbearance by Capital Brokerage to enforce any of the terms of this Agreement shall not constitute a waiver of such terms.

     10.7 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.8 Independent contractors. Broker-Dealer is an independent contractor. Nothing contained in this Agreement shall create, or shall be construed to create, the relationship of employer and employee between Capital Brokerage and Broker-Dealer or Broker-Dealer's directors, officers, employees, agents or Registered
            Representatives.

     10.9 Cooperation. Each party to this Agreement shall cooperate with the other and with all governmental authorities, including, without limitation, the SEC, the NASD and any state insurance or securities regulators, and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated under this Agreement.

     10.10 Notices. All notices, requests, demands and other communications which must be provided under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given or on the date of mailing if sent by United States registered or certified mail, postage prepaid. Notices should be sent to the parties at the addresses first listed in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized representatives.

CAPITAL BROKERAGE CORPORATION


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_______________________________              _________________________________
(Signature)                                  (Signature)


_______________________________              _________________________________
(Name)                                       (Name)


_______________________________              _________________________________
(Title)                                      (Title)

Date: _________________________              Date: ___________________________


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                                  SCHEDULE A
                                      to
                         BROKER-DEALER SALES AGREEMENT


VARIABLE LIFE INSURANCE POLICIES, VARIABLE ANNUITY CONTRACTS and REGISTERED MODIFIED GUARANTEED ANNUITY CONTRACTS: See Compensation Schedule(s) attached to General Agent or Agency Sales Agreement.

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